April 2007	Pricing Sheet dated April 23, 2007 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 244 dated March 23, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
Buffered PLUS based on the Goldman Sachs Grains – Excess Return Index® due October 30, 2008
Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – A P R I L 2 3, 2 0 0 7
Issuer:		Morgan Stanley
Aggregate principal amount:		$5,718,000
Stated principal amount:		$1,000 per Buffered PLUS
Issue price:		100% ($1,000 per Buffered PLUS) (See “Commissions and issue price” below)
Pricing date:		April 23, 2007
Original issue date:		April 30, 2007 (5 business days after the pricing date)
Maturity date:		October 30, 2008
Underlying index:		Goldman Sachs Grains – Excess Return Index®
Payment at maturity:

(a) If final index value is greater than initial index value;
     $1,000 + ($1,000 x 125% x index percent increase)
     In no event will the payment at maturity exceed the maximum payment at maturity.
(b) If final index value is less than or equal to initial index value but greater than or equal to the downside protection value of 85% of the initial index value;
     $1,000
(c) If final index value is less than the downside protection value of 85% of the initial index value;
     ($1,000 x index performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $150 per Buffered PLUS at maturity.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		43.71694[1]
Final index value:		The official settlement price of the underlying index on the index valuation date
Index valuation date:		October 21, 2008, subject to adjustment for certain market disruption events
Upside leverage factor:		125%
Maximum payment at maturity:		$1,250 (125% of the stated principal amount
Index performance factor:		(final index value / initial index value)
Downside protection value:		37.159399, which is equal to 85% of the initial index value
CUSIP:		61750VAE5
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(2)	Agent’s Commissions(2)(3)	Proceeds to Company
	Per note	100%	1.75%	98.25%
	Total	$5,718,000	$100,065	$5,617,935
(1) The initial price for the underlying index will be the price published or determined by Goldman, Sachs & Co. or its successor. If the initial price as finally determined by Goldman, Sachs & Co. or its successor differs from any initial price specified in this pricing sheet, we will include the definitive initial price in an amended pricing sheet or final pricing supplement.
(2) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $992.50 per Buffered PLUS. Please see “Issue price” on page 4 in the accompanying amendment no. 1 to the preliminary pricing supplement for further details.
(3) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying amendment no. 1 to the preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
The Buffered PLUS are not sponsored, endorsed, sold or promoted by GS & Co. GS & Co. makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly, or the ability of the Goldman Sachs Grains – Excess Return Index (“GSCI® Index”) to track general commodity market performance. GS & Co.’s only relationship to Morgan Stanley is the licensing of the GSCI® Index, which is determined, composed and calculated by GS & Co. without regard to the Licensee or the Buffered PLUS.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Preliminary Pricing Supplement No. 244 dated March 23, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006